Exhibit 4.5

CONSENT OF CHRISTIAN D’AMOURS

Reference is made to the Annual Report on Form 40-F for the year ended February 29, 2012 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Christian D’Amours, participated, as an independent Qualified Person (as such term is defined in Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects), in the preparation of an independent technical study, completed in 2003 (the “Technical Study”) concerning mineralized material in the Poste Lemoyne Extension property for the Company. Portions of the Technical Study are summarized under heading “Item III – Description of the Business – 3.2 Poste Lemoyne Property – 3.2.5 Exploration and Drilling” in the Annual Information Form of the Company for the year ended February 29, 2012 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference herein).

I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/s/ Christian D’Amours
Name: Christian D’Amours, Geologist

May 14, 2012